Exhibit 99.1

Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Third Quarter Fiscal 2012 Financial Results

SALT LAKE CITY, July 6, 2012—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its third fiscal quarter ended May 31, 2012, including:

●	Cash and cash equivalents of $12.7 million
●	No debt
●	Total stockholders’ equity of $16.3 million
●	Total revenues of $1,582,268 for the nine months ended May 31, 2012 compared to total revenues of $2,626,901 for the nine months ended May 31, 2011
●	Total revenues of $651,387 for the three months ended May 31, 2012 compared to total revenues of $1,675,477 for the three months ended May 31, 2011
●	Net loss of $2,097,854 for the three months ended May 31, 2012 and $5,887,857 for the nine months ended May 31, 2012
●	Net cash used in operating activities of $4,302,625 for the nine months ended May 31, 2012

“We are pleased to report increasing revenues from sales of disposable SynchroWave antennas combined with highly profitable equipment rental fees for our MicroThermX® Microwave Ablation System (“MicroThermX”),” said Harold Wolcott, President of the Company.  “However, revenues in the current fiscal year have been less than in the prior fiscal year primarily due to the sale of fewer hyperthermia systems.  The worldwide economic downturn and the uncertainty in the U.S. medical industry resulting from potentially significant governmental healthcare reform continue to negatively impact the sales of our hyperthermia systems, the market introduction of our MicroThermX®, and our operating results.  Our focus is on the expansion of a fee-per-use equipment rental program for our MicroThermX® in an effort to accelerate revenues, and we believe that program will produce successful results throughout the United States.  We have a strong balance sheet, no debt, and believe we are sufficiently capitalized to continue our sales and marketing and product development efforts.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our MicroThermX® line of products, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	May 31, 2012	August 31, 2011
Current assets:
Cash and cash equivalents	$12,736,998	$17,135,968
Accounts receivable, net of allowance for doubtful accounts of $20,000	248,626	397,264
Related party trade accounts receivable	14,757	408,323
Inventories, net	2,318,260	2,406,214
Other current assets	151,363	121,148
Total current assets	15,470,004	20,468,917

Property and equipment, net	1,444,712	1,445,897
Patents, net	9,297	25,092

	$16,924,013	$21,939,906

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$237,339	$301,936
Accrued liabilities	199,828	332,004
Deferred revenue – current portion	99,534	42,214
Total current liabilities	536,701	676,154

Deferred revenue – net of current portion	132,521	192,158

Total liabilities	669,222	868,312

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.001 par value; 80,000,000 shares authorized; 29,753,191 and 29,686,154 shares issued, respectively	29,778	29,686
Additional paid-in capital	51,529,691	50,458,729
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(35,304,444)	(29,416,587)
Total stockholders’ equity	16,254,791	21,071,594

	$16,924,013	$21,939,906

BSD MEDICAL CORPORATION
Condensed Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Revenues:
Sales	$611,730	$647,732	$1,165,655	$1,506,904
Sales to related parties	13,757	1,017,845	315,163	1,058,597
Equipment rental	25,900	9,900	101,450	61,400

Total revenues	651,387	1,675,477	1,582,268	2,626,901

Cost of Revenues:
Cost of sales	435,656	90,064	934,070	808,732
Cost of related party sales	12,180	547,766	226,363	585,261
Cost of equipment rental	2,947	3,608	8,841	13,111

Total cost of revenues	450,783	641,438	1,169,274	1,407,104

Gross margin	200,604	1,034,039	412,994	1,219,797

Operating costs and expenses:
Research and development	641,457	481,994	1,760,803	992,110
Selling, general and administrative	1,667,503	1,389,175	4,580,000	3,589,573

Total operating costs and expenses	2,308,960	1,871,169	6,340,803	4,581,683

Loss from operations	(2,108,356)	(837,130)	(5,927,809)	(3,361,886)

Other income (expense):
Interest income	13,861	21,708	47,890	47,331
Other income (expense)	(2,371)	(1,318)	(6,950)	(3,451)

Total other income	11,490	20,390	40,940	43,880

Loss before income taxes	(2,096,866)	(816,740)	(5,886,869)	(3,318,006)

Provision for income taxes	(988)	(800)	(988)	(800)

Net loss and comprehensive loss	$(2,097,854)	$(817,540)	$(5,887,857)	$(3,318,806)

Net loss per common share:
Basic	$(0.07)	$(0.03)	$(0.20)	$(0.12)
Diluted	$(0.07)	$(0.03)	$(0.20)	$(0.12)

Weighted average number of shares outstanding:
Basic	29,717,000	29,612,000	29,696,000	28,553,000
Diluted	29,717,000	29,612,000	29,696,000	28,553,000